Item 77M - Investors Cash Trust - Treasury
Portfolio

Registrant incorporates by reference its
Registration Statement on Form N-14 its Proxy
Statement dated January 2007, filed on January
19, 2007 (Accession No. 0001193125-07-
009162).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Cash
Reserve Fund, Inc. - Treasury Series ("CRF
Treasury Fund") was held on April 18, 2007.
The following matter was voted upon by the shareholders of said trust (the resulting votes are presented below):

1. Approving an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of all the assets of CRF Treasury Fund to the Treasury
Portfolio series of Investors Cash Trust ("ICT
Treasury Fund"), in exchange for shares of ICT
Treasury Fund and the assumption by ICT
Treasury Fund of all liabilities of CRF Treasury
Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of CRF Treasury Fund in complete liquidation and termination of CRF
Treasury Fund.


Affirmative 		Against
	Abstain
176,329,276.590	2,411,875.030
	2,995,482.600


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ICT TP.doc